Exhibit 99.1

Hess Midstream Partners LP Commences An Exchange Offer

for Senior Notes of Hess Infrastructure Partners LP and Hess Infrastructure Partners

Finance Corporation

HOUSTON, TEXAS—October 4, 2019—Hess Midstream Partners LP (NYSE: HESM) (“HESM”) today announced that it has commenced an offer to exchange (the “Exchange Offer”) any and all validly tendered and accepted senior notes listed below issued by Hess Infrastructure Partners LP and Hess Infrastructure Partners Finance Corporation (collectively, “HIP”) for new senior notes to be issued by HESM (the “Exchange Notes”) and cash, as described in the table below.

Title of Series of Existing HIP Notes (the “Existing HIP Notes”)	CUSIPs	Aggregate Principal Amount Outstanding	Consent Payment (1)	Exchange Consideration(2)	Early Tender Premium (3)	Total Consideration(4)
5.625% Senior Notes due 2026	428102AA5 / U4281PAA1	$800,000,000	$2.50 in cash	$970 principal amount of the Exchange Notes	$30 principal amount of the Exchange Notes	$1,000 principal amount of the Exchange Notes and $2.50 in cash

(1)

On the Settlement Date (as defined below), the Consent Payment (as defined below) will be paid to the person who validly tendered and did not subsequently validly withdraw Existing HIP Notes at or before the Consent Date (as defined below), even if such person is no longer the beneficial owner of such Existing HIP Notes on the expiration date.

(2)

For each $1,000 principal amount of Existing HIP Notes accepted for exchange. If, at the Early Tender Date (as defined below), the Requisite Consent Trigger (as defined below) has been satisfied, then the Exchange Consideration (as defined below) for each $1,000 principal amount of Existing HIP Notes tendered or re-tendered and not validly withdrawn at or prior to the Expiration Date (as defined below) will equal $1,000 principal amount of new HESM 5.625% Senior Notes due 2026.

(3)

For each $1,000 principal amount of Existing HIP Notes tendered and not validly withdrawn at or before the Early Tender Date. On the Settlement Date, the Early Tender Premium (as defined below) will be paid to the person who is a the beneficial owner of the Existing HIP Notes at the Expiration Date, and who validly tendered such Existing HIP Notes at or before the Early Tender Date and did not validly withdraw the Existing HIP Notes at or before the Expiration Date.

(4)	Includes the Consent Payment and the Early Tender Premium.

In consideration for each $1,000 principal amount of Existing HIP Notes validly tendered and related consents validly delivered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on October 18, 2019, unless extended (such date and time, as it may be extended, the “Consent Date”), holders of Existing HIP Notes will be eligible to receive the consent payment set out in the table above (the “Consent Payment”). In exchange for each $1,000 principal amount of Existing HIP Notes validly tendered and related consents validly delivered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on October 18, 2019, unless extended (such date and time, as it may be extended, the “Early Tender Date”), and not validly withdrawn (unless subsequently re-tendered and not validly withdrawn), holders of Existing HIP Notes will be eligible to receive the total consideration set out in the table above (the “Total Consideration”), which includes the Consent Payment and the early tender premium set out in such table (the “Early Tender Premium”). In exchange for each $1,000 principal amount of Existing HIP Notes validly tendered after the Early Tender Date but at or prior to 5:00 p.m., New York City time, on November 4, 2019, unless extended (such date and time, as it may be extended, the “Expiration Date”), and not validly withdrawn, holders of the Existing HIP Notes will be eligible to receive only the exchange consideration set out in such table (the “Exchange Consideration”).

In connection with the Exchange Offer, HIP is also soliciting consents (the “Consent Solicitation” and, together with the Exchange Offer, the “Exchange Offer and Consent Solicitation”) from eligible holders of the Existing HIP Notes to amend (the “Proposed Amendments”) the indenture dated November 22, 2017, governing the Existing HIP Notes (the “HIP Indenture”), upon the terms and subject to the conditions set forth in the Offering Memorandum (as defined below), to eliminate certain of the covenants, restrictive provisions and events of default included therein. If the Proposed Amendments are adopted, the Existing HIP Notes will be governed by the HIP Indenture, as amended by the Proposed Amendments, which will have less restrictive terms and afford reduced protections to the holders of the Existing HIP Notes compared to those terms and protections currently in the HIP Indenture or applicable to the Exchange Notes and, additionally, the Proposed Amendments will amend the merger covenant in the HIP Indenture in a way that will cause the Existing HIP Notes to be assumed by HESM upon the consummation of the reorganization (as described in the Offering Memorandum) and the Exchange Offer. In order for the Proposed Amendments to the HIP Indenture to be adopted, holders of at least a majority of the aggregate principal amount of the Existing HIP Notes outstanding must consent to the Proposed Amendments (the “Requisite Consent Trigger”), and those consents must be received and not withdrawn prior to the Expiration Date.

The Exchange Notes will accrue interest from (and including) the most recent date on which interest has been paid on the Existing HIP Notes accepted in the Exchange Offer and Consent Solicitation (August 15, 2019). Eligible holders who validly tender (and do not validly withdraw) Existing HIP Notes and related consents prior to the Consent Date and the Early Tender Date but do withdraw such Existing HIP Notes subsequent to the Early Tender Date but prior to the Expiration Date will receive the Consent Payment on the Settlement Date, even if such person is no longer the beneficial owner of such Existing HIP Notes at the Expiration Date, but such person will not receive the Exchange Consideration or the Early Tender Premium unless (i) such Existing HIP Notes were validly re-tendered (and not subsequently withdrawn) prior to the Expiration Date and (ii) such person is the beneficial owner of such Existing HIP Notes at the Expiration Date. Except as set forth below, no accrued but unpaid interest will be paid with respect to Existing HIP Notes tendered for exchange. For the avoidance of doubt, to the extent an interest payment date occurs prior to the date that will be promptly after the Expiration Date and is expected to be the second business day after the Expiration Date (the “Settlement Date”), eligible holders who validly tendered and did not validly withdraw Existing HIP Notes in the Exchange Offer and Consent Solicitation will receive accrued and unpaid interest on such interest payment date.

The Exchange Offer and Consent Solicitation is subject to a number of conditions described in the Offering Memorandum, including that the previously announced restructuring of HIP and HESM, as described in the Offering Memorandum and in the Form S-4 filed by HESM with the Securities and Exchange Commission, is consummated.

The Information Agent for the Exchange Offer and Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: Andrew Beck

Banks and Brokers call: (212) 269-5550

All Others Call Toll-Free: (866) 745-0265

Email: hess@dfking.com

The Exchange Offer and Consent Solicitation is being made upon the terms and subject to the conditions set forth in HESM’s offering memorandum and consent solicitation statement, dated as of October 4, 2019 (the “Offering Memorandum”). Tenders of the Existing HIP Notes in the Exchange Offer and Consent Solicitation may be validly withdrawn at any time at or before the Expiration Date, however, a withdrawal of the related consent to the Proposed Amendments to the HIP Indenture may only be validly withdrawn at any time prior to the Consent Revocation Deadline (as defined below) and will thereafter be irrevocable, even if HESM otherwise extends the Early Tender Date or extends the Exchange Offer and the Consent Solicitation beyond the initial Expiration Date, except in certain limited circumstances where additional withdrawal rights are required by law. In the event of termination of the Exchange Offer, the Existing HIP Notes tendered will be promptly returned to the tendering holders. Consents to the Proposed Amendments may be revoked at any time prior to 5:00 p.m., New York City time, on October 18, 2019, unless extended by us (such date and time, as it may be extended, the “Consent Revocation Deadline”), but may not be revoked at any time thereafter. Requests for documents may be directed to the Information Agent at the address and telephone numbers provided above. Documents will only be distributed to holders of Existing HIP Notes that complete and return an eligibility form at www.dfking.com/hess confirming that they are eligible holders for the purposes of the Exchange Offer and the Consent Solicitation.

The Exchange Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities described herein and is also not a solicitation of the related consents. The Exchange Offer may be made only pursuant to the terms of the Offering Memorandum and the other related materials and only to such persons and in such jurisdictions as is permitted under applicable law.

About HESM

HESM is a fee-based, growth-oriented, traditional master limited partnership that was formed to own, operate, develop and acquire a diverse set of midstream assets to provide services to Hess and third-party customers. HESM’s assets are primarily located in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota.

About HIP

HIP is a midstream energy joint venture between Hess Corporation and Global Infrastructure Partners. HIP owns various operating companies that provide a diverse mix of midstream oil and natural gas services in the core of the Bakken and Three Forks shale plays in the Williston Basin area of North Dakota. HIP also owns a 100% interest in the general partner of HESM.

Forward-Looking Information

This press release includes forward-looking statements regarding future events. These forward-looking statements are based on HESM’s and HIP’s current plans and expectations and involve a numbers of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including, without limitation, the ability of HESM and HIP to satisfy the conditions to the settlement of the Exchange Offer and Consent Solicitation, general market and economic conditions, changes in law and government regulations and other matters affecting the business of HESM or HIP, and the other risks described in the Offering Memorandum. While HESM or HIP may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if new information becomes available in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Please refer to HESM’s publicly filed documents, including the most recent Forms 10-K and 10-Q for additional information about HESM and HIP and about the risks and uncertainties related to HESM’s and HIP’s business which may affect the statements made in this press release.

Contacts

Investors:

Jennifer Gordon

Director – Investor Relations

(212) 536-8244

Media:

Robert Young

(713) 496-6076